UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): June 17, 2015

Pershing Gold Corporation

(exact name of registrant as specified in its charter)

Nevada	000-54710	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 - Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 974-7248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.03	Material Modification to Rights to Security Holders

The Board of Directors of Pershing Gold Corporation, a Nevada corporation (the “Company”), has approved a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-18 (the “Reverse Stock Split”) which became effective after the market closed on Wednesday, June 17, 2015. In connection with the Reverse Stock Split, the Company filed a Certificate of Amendment (“Certificate of Amendment”) to its Amended and Restated Articles of Incorporation, as amended, with the Nevada Secretary of State to reduce the number of shares of Common Stock the Company is authorized to issue from 800,000,000 to 200,000,000. The Certificate of Amendment was authorized by stockholders at the Company’s December 11, 2014 meeting of stockholders and became effective as of June 18, 2015 at 12:01 a.m. Pacific Daylight Time. A copy of the Certificate of Amendment as filed with the Nevada Secretary of State is filed herewith as Exhibit 3.1 and incorporated herein by reference.

The percentage ownership interest in the Company and proportional voting power of stockholders were not affected by the Reverse Stock Split except for minor changes and adjustments resulting from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of Common Stock are substantially unchanged by the Reverse Stock Split.

On June 17, 2015, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is furnished herewith as Exhibit 99.1.

Effects of the Reverse Stock Split

Capitalization. Immediately prior to the Reverse Stock Split, there were 390,730,098 shares of Common Stock issued and outstanding. As a result of the Reverse Stock Split, there were approximately 21,707,228 shares of Common Stock issued and outstanding as of June 18, 2015 (subject to adjustment due to the effect of rounding fractional shares into whole shares). No fractional shares will be issued and no cash or other consideration will be paid in connection with the Reverse Stock Split. Instead, the Company will allocate one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split. The Reverse Stock Split will not have any effect on the stated par value of the Common Stock.

As a result of the Reverse Stock Split, the conversion ratio for the conversion of Series E Convertible Preferred Stock (“Series E preferred stock”) to Common Stock was adjusted such that following the Reverse Stock Split each share of Series E preferred stock is convertible into the number of shares of Common Stock into which such Series E preferred stock was convertible immediately prior to the Reverse Stock Split, divided by 18 (subject to adjustment due to the effect of rounding fractional shares into whole shares, as described below).

All options and warrants of the Company outstanding immediately prior to the Reverse Stock Split have been appropriately adjusted by dividing the number of shares of Common Stock into which the options and warrants are exercisable or convertible by 18 and multiplying the exercise or conversion price thereof by 18, as a result of the Reverse Stock Split (subject to adjustment due to the effect of rounding fractional shares into whole shares).

Symbol; CUSIP Number. At the open of business on June 18, 2015, the Company’s Common Stock began trading on a split-adjusted basis. At that time, the Company’s trading symbol changed to “PGLCD” for a period of 20 business days, after which period the “D” will be removed and the Company’s trading symbol will revert to the original symbol of “PGLC”. In connection with the Reverse Stock Split, the Company’s CUSIP number has changed to 715302204.

Non-Certificated Shares; Certificated Shares. Stockholders who are holding their shares in electronic form at brokerage firms do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts.

Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent at the address given below. The transfer agent will issue a new share certificate reflecting the terms of the Reverse Stock Split to each requesting stockholder.

Action Stock Transfer

2469 E. Fort Union Blvd, Suite 214

Salt Lake City, UT 84121

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information required by this Item 5.03 is set forth in Item 3.03 above, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

3.1	Certificate of Amendment to the Amended and Restated Articles of Incorporation of Pershing Gold Corporation, as filed with the Nevada Secretary of State on June 17, 2015

99.1	Press Release of Pershing Gold Corporation dated June 17, 2015*

* Exhibit 99.1 is furnished, not filed, herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2015

PERSHING GOLD CORPORATION

By:	/s/ Stephen D. Alfers
Stephen D. Alfers
President and Chief Executive Officer

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